Exhibit 10.2

AXLE HOLDINGS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of                          ,              between Axle Holdings, Inc., a Delaware corporation (the “Company”), and                      (the “Employee”), pursuant to the Axle Holdings, Inc. Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires to grant options to purchase shares of its Common Stock, par value $.01 per share (the “Common Stock”) to certain key employees of the Company;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Employee is a key employee as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to grant these options to the Employee.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1. Confirmation of Grant, Option Price.

(a) Confirmation of Grant. The Company hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the “Grant Date”), of:

(i) options to purchase from the Company              shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(a) (the “Service Options”); and

(ii) options to purchase from the Company              shares of Common Stock which shall become exercisable, if at all, as provided in Section 2(b) (the “Exit Options” and, together with the Service Options, the “Options”).

(b) Option Price. The Options shall have an exercise price of $             per share (the “Option Price”), which is not less than the Fair Market Value per share of the Common Stock on the Grant Date.

(c) Options Subject to Plan. The Options granted pursuant to this Agreement are conditioned upon the Employee’s execution of the Shareholders

Agreement and the Registration Rights Agreement and subject to the terms of the Shareholders Agreement, the Registration Rights Agreement and the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Employee acknowledges that he has been provided a copy of the Plan and has had the opportunity to review such Plan.

(d) Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Exercisability.

(a) Service Options. The Service Options shall become exercisable in three equal installments on each of the first three anniversaries of the Grant Date, subject to the Employee’s continuous employment with the Company or a Subsidiary from the Grant Date to such anniversary. Notwithstanding the foregoing, all or a portion of such Options shall also become exercisable at the time and under the circumstances described in Sections 4(a) and 5.

(b) Exit Options. Subject to the second sentence of this Section 2(b), the Exit Options shall become exercisable, if at all, on the date of an Exit Event (the “Vesting Event”) as follows (and only as follows): (i) if the Aggregate Kelso Exit Value (as defined below) at the date of the Vesting Event is less than or equal to the Aggregate Floor Value (as defined below), no Exit Options shall become exercisable as of the Vesting Event, (ii) if the Aggregate Kelso Exit Value at the date of the Vesting Event is at least equal to the Aggregate Maximum Value, all of the Exit Options shall become exercisable as of the Vesting Event and (iii) if the Aggregate Kelso Exit Value at the date of the Vesting Event exceeds the Aggregate Floor Value but is less than the Aggregate Maximum Value, the Applicable Percentage (as defined below) of the Exit Options shall become exercisable as of the Vesting Event. Notwithstanding the foregoing or anything to the contrary, in no event shall any Exit Options become exercisable hereunder unless the Kelso Entities receive an internal rate of return, compounded annually (the “IRR”), on their investment in the Company and its affiliates (including Axle Holdings II, LLC, a Delaware limited liability company (the “LLC”)) of at least 12% and the Aggregate Kelso Exit Value at the date of the Vesting Event is at least equal to the Aggregate Floor Value. The Kelso Entities’ IRR will be calculated after giving full effect to the dilution of Kelso Entities’ equity interest in the Company by the Options and any override or incentive units issued by the LLC (i.e., after calculating assumed payments to holders of Options based on Section 2(a) above and the first sentence of this Section 2(b) and assumed distributions to holders of override units under the LLC Agreement based on the analogous methodology set forth in the LLC Agreement (but prior to the effect of any corresponding calculation of the Kelso Entities’ IRR under the LLC Agreement)). In the event that any portion of the Exit Options do not become exercisable pursuant to this

Section 2(b) upon the first occurrence of a Vesting Event, such portion of such Exit Options shall not become exercisable as a result of any subsequent Vesting Event, and shall automatically be canceled without payment therefor.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

The “Aggregate Floor Value” means the product of (x) two and (y) the Original Cost.

The “Aggregate Maximum Value” means the product of (x) four and (y) the Original Cost.

The “Aggregate Kelso Exit Value” means the total fair market value of all distributions or proceeds (excluding fees and related payments) received and, pursuant to the applicable Exit Event, to be received by the Kelso Entities in respect of their investment in the Company and its affiliates (including the LLC). Distributions or proceeds to be received by the Kelso Entities upon an Exit Event shall be calculated (A) giving simultaneous effect to (i) the applicable level of vesting of Exit Options (determined in accordance with the first sentence of Section 2(b) above) and (ii) the applicable level and amount of participation in distributions of Value Units (as defined in the LLC Agreement) issued by the LLC under the LLC Agreement and (B) assuming (i) the vesting and exercise of all other outstanding “in the money” securities convertible or exchangeable into, and all other warrants, options and other rights (“Common Stock Equivalents”) exercisable for, shares of Common Stock (other than Exit Options), including all outstanding Service Options and shares of Restricted Stock and (ii) the participation in distributions of all other outstanding override or incentive based securities (other than Value Units) in the LLC, including all outstanding Operating Units (as defined in the LLC Agreement).

The “Applicable Percentage” means the percentage determined by dividing (i) the excess of the Aggregate Kelso Exit Value over the Aggregate Floor Value by (ii) the difference between the Aggregate Maximum Value and the Aggregate Floor Value, provided that, such percentage shall not exceed 100%.

The “LLC Agreement” means the Limited Liability Company Agreement of Axle Holdings II, LLC, dated as of May 25, 2005, as the same may be amended, modified, supplemented or restated from time to time.

The “Original Cost” means the aggregate cost of the Kelso Entities’ investment in the Company and its affiliates (including the amount of all capital contributions, whether in cash or property, to the LLC).

(d) Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4 or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(e) Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee and shall be final and binding on the Company and the Employee.

3. Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Employee upon (a) the Employee’s written notice to the Company of exercise and (b) the Employee’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, (ii) with the consent of the Committee, in shares of Common Stock, valued at the Fair Market Value on the date of exercise, or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan, or (iii) in accordance with such procedures or in such other form as the Committee shall from time to time determine (including by permitting broker’s cashless exercise procedure). As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options in accordance with this Section 3, but subject to Section 6 below, the Company shall deliver to the Employee (or such other person or entity) a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Employee (or such other person or entity), provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

4. Termination of Employment.

(a) Special Termination. Subject to Section 4(d), in the event that the Employee’s employment with the Company or any Subsidiary terminates by reason of the Employee’s death, Disability or Retirement (each a “Special Termination”), then all Options held by the Employee that are exercisable as of the date of such Special Termination may be exercised by the Employee or the Employee’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Employee’s estate, at any time prior to one (1) year following the Employee’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter and shall terminate immediately thereafter. Upon a Special Termination, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(b) Termination for Cause or Voluntary Resignation. Subject to Section 4(d), in the event that the Employee’s employment with the Company or any Subsidiary is terminated for Cause or due to Voluntary Resignation, all Options held by the Employee, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

(c) Other Termination of Employment. Subject to Section 4(d), in the event that the Employee’s employment with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination, (ii) for Cause or (iii) due to Voluntary Resignation, then any Options held by the Employee which are exercisable at the date of the Employee’s termination of employment shall be exercisable at any time up until the 60th day following the Employee’s termination of employment (or, in the event that the Employee dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Employee’s death) or the Normal Expiration Date of the Options, whichever period is shorter and shall terminate immediately thereafter, but any Options held by the Employee that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(d) Committee Discretion. The Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

5. Exit Event.

(a) Accelerated Vesting and Payment. Unless the Committee shall otherwise determine in the manner set forth in Section 5(b), in the event of an Exit Event, each outstanding Service Option (regardless of whether such Service Options are at such time otherwise exercisable) and each outstanding Exit Option exercisable pursuant to Section 2(b) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Exit Event Price over the Option Price.

(b) Alternative Options. Notwithstanding Section 5(a), no cancellation or cash settlement or other payment shall occur with respect to any Option in connection with an Exit Event if the Committee reasonably determines in good faith, prior to the occurrence of such Exit Event, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the new employer, provided that any such Alternative Option must:

(i) provide the Employee that held such Option with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment; and

(ii) have substantially equivalent economic value to such Option (determined at the time of the Exit Event).

(c) Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary if, whether as a result of accelerated vesting, the grant of an Alternative Award or otherwise, the Employee would receive any payment, deemed payment or other benefit as a result of the operation of Section 5(a) or Section 5(b) that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under Section 280G of the Code, then, notwithstanding anything in this Section 5 to the contrary, the payments, deemed payments or other benefits such Employee would otherwise receive under Section 5(a) or Section 5(b) shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Employee shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments or other benefits the Employee would otherwise receive, the Company will use good faith efforts to seek the approval of the Company’s shareholders in the manner provided for in Section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 5(c)).

6. Tax Withholding.

Whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Employee to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction, and the Company or such Subsidiary may defer payment of cash or issuance of Common Stock until such requirements are satisfied.

7. Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a Permitted Transferee. All rights with respect to Options granted to the Employee hereunder shall be exercisable during his lifetime only by such Employee or, if permitted by the Committee, a Permitted Transferee. Following the Employee’s death, all rights with respect to Options that were exercisable at the time of the Employee’s death and have not terminated shall be exercised by his designated beneficiary, his estate or, if permitted by the Committee, a Permitted Transferee.

8. Buyout and Settlement for Shares.

Upon any termination of the Employee’s employment with the Company or any Subsidiary, the Company may repurchase all or any portion of the Options then held by the Employee in accordance with the terms of the Shareholders Agreement. Upon the purported exercise of any Option, in lieu of accepting payment of the exercise price therefor and delivering the number of shares of Common Stock for which the Option is being exercised, the Committee may cause the Company either (a) to pay the Employee an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Employee a lesser number of shares of Common Stock, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Notwithstanding anything else contained herein to the contrary, if the Committee exercises this authority at any time prior to a Public Offering and the date of the purported Option exercise (the “Exercise Date”) is on or after the first day of the seventh month of any fiscal year, the Fair Market Value of any share of Common Stock shall be calculated with reference to the most recent report to the Company describing the conclusions of an independent valuation consultant or appraiser of recognized national standing reasonably satisfactory to the Kelso Entities as to the value of the Common Stock as of the last day of the last ended fiscal year of the Company or such other more recent date requested by the Company (an “Appraisal Date”) rendered prior to such Exercise Date, plus (or minus) the product of (i) the increase (decrease) in such Fair Market Value from the Appraisal Date used in such last report to the Appraisal Date used in the next report issued following such Exercise Date and (ii) a fraction, the denominator of which is the number of days in the period between the Appraisal Dates preceding and following the Exercise Date and the numerator of which is the number of days elapsed from the earlier Appraisal Date to such Exercise Date. Upon payment of cash or distribution of shares of Common Stock pursuant to this Section 8, the Employee’s rights as to the portion of the Options which is the subject of such payment or distribution shall be deemed satisfied in full.

9. Beneficiary Designation.

The Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Employee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Employee, Section 9.2 of the Plan shall determine who may exercise the Employee’s rights under the Plan.

10. Adjustment in Capitalization.

The aggregate number of shares of Common Stock subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any issuance of any warrants or rights offering (other than any such offering under the Plan) to purchase Common Stock at a price materially below Fair Market Value, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee.

11. Requirements of Law.

The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12. No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Employee’s employment at any time, or confer upon the Employee any right to continue in the employ of the Company or any Subsidiary.

13. No Rights as Stockholder.

Except as otherwise required by law, the Employee shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Employee becoming a party to the Shareholders

Agreement and the Registration Rights Agreement with respect to any shares of Common Stock to be acquired upon such exercise.

14. Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Employee agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any shares of its capital stock, the Employee will not effect any sale or distribution of any shares of the Common Stock including, but not limited to, pursuant to Rule 144 under the Securities Act, within seven days prior to and 90 days (unless the Company, in consultation with the managing underwriter, determines that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 14; provided that, with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Employee agrees to execute a customary holdback agreement with the underwriters for any such public offering.

15. Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16. Amendments.

(a) In General. The Committee may, at its sole discretion, at any time and from time to time alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided, that such alteration, amendment, suspension or termination shall preserve the economic value, as determined by the Committee in its sole good faith discretion, of any previously granted Option. The Company shall give written notice to the Employee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Employee.

(b) Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement and all Exit Options to provide for (i) subject to Section 16(a) above, the substitution of the exercisability criteria set forth in Section 2(b) with criteria based on stock price and (ii) the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however that such amendments shall preserve the economic value of the Options, as determined by the Committee in its sole good faith discretion.

17. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)	If to the Company, to it at:

Axle Holdings II, LLC

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: 212-223-2379

Attention: James J. Connors II, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Regina Olshan

Fax: (917) 777-3963

(ii)	If to the Employee, to the Employee’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d) Code Section 409A Compliance. Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any Option granted under this Agreement is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace the Option in order to cause the Option to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

(e) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(f) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

— Signature page follows —

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the date first above written.

AXLE HOLDINGS, INC.

By:
Name:
Title:

EMPLOYEE

Name